Exhibit 99.1

McMoRan Exploration Co. Completes Sale of

$140,000,000 of 5 1/4% Convertible Senior Notes due 2011

and 7.1 Million Shares of Common Stock

NEW ORLEANS, LA, October 6, 2004 – McMoRan Exploration Co. (NYSE: MMR) announced today the completion of the sale of $140 million of  5 1/4 %Convertible Senior Notes due 2011 and approximately 7.1 million shares of common stock, including 930,000 shares sold pursuant to the underwriters' overallotment option, at $12.75 per share.

The gross proceeds from the convertible senior note offering and the common stock offering totaled $231 million, and net proceeds after fees and estimated expenses totaled approximately $219 million.  McMoRan used approximately $21 million to fund the escrow for the first six semi-annual interest payments on the 5 1/4 % convertible senior notes.  McMoRan intends to use the remaining $198 million in net proceeds for drilling its near-term oil and gas prospects, for continuing its efforts to develop the Main Pass Energy HubTM project, and for working capital requirements and general corporate purposes.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan said, “We are pleased with the receptivity of investors to our business strategy, which encompasses the drilling of high impact deep gas exploration targets on the shelf of the Gulf of Mexico and the development of our proposed LNG port at our Main Pass Energy HubTM project.  The capital raised in these transactions, combined with our existing financial resources, will allow us to pursue these opportunities aggressively, which have the potential to build meaningful values for our shareholders.”

The joint book-running managers for the common stock offering were Merrill Lynch & Co. and JP Morgan.  Hibernia Southcoast Capital, Jefferies & Company, Inc, and Sterne, Agee & Leach Inc. were co-managers for the offering, which was made under McMoRan’s effective shelf registration statement.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the Main Pass Energy HubTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the Main Pass Energy HubTM project is available on its internet website “www.mcmoran.com” and “www.mpeh.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding oil and gas exploration, development and production activities, and the potential Main Pass Energy HubTM project.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and financing, regulatory, and feasibility requirements for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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